EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Declares Quarterly Dividend, Increases Dividend Rate by 18%, and Announces Record Date for the 2017 Annual Meeting of Stockholders

San Francisco, CA, October 18, 2016 - Visa Inc. (NYSE: V) today announced that on October 17, 2016, its board of directors declared a quarterly cash dividend of $0.165 per share of class A common stock (determined in the case of class B and C common stock and series B and C convertible participating preferred stock on an as-converted basis), payable on December 6, 2016, to all holders of record as of November 18, 2016.

In addition, the Company announced that on October 17, 2016, its board of directors approved the record date for the Company's 2017 Annual Meeting of Stockholders to be held on January 31, 2017. The Company's class A common stockholders at the close of business on December 2, 2016, the record date, will be entitled to vote at the 2017 Annual Meeting.

###
About Visa Inc.
Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks - VisaNet - that is capable of handling more than 65,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Media Relations
Connie Kim, +1 212-521-3962, globalmedia@visa.com

Investor Relations
Victoria Hyde-Dunn, +1 650-432-7644, ir@visa.com